Exhibit 99.1

Wabtec Reports 4Q And Full Year Results; Record Cash From Operations Of $249 Million Exceeds Net Income For 14th Straight Year; Issues 2012 Earnings Guidance Of About $4.30

WILMERDING, PA, February 21, 2012 – Wabtec Corporation (NYSE: WAB) today reported its 2011 fourth quarter and full-year results, including the following highlights:

•

In the fourth quarter, earnings per diluted share were 96 cents, 50 percent higher than the year-ago quarter. Sales increased 36 percent to a record $535 million, mainly driven by higher sales in the Freight Group.

•	Income from operations in the fourth quarter was $72.5 million, or 13.6% of sales, including $5.5 million of restructuring and contract charges in the Transit Group.

•

For the full year, Wabtec had sales of $1.97 billion and GAAP earnings per diluted share of $3.51, both records. For the full year, non-GAAP EPS was $3.70, excluding the special items recorded and previously disclosed in the second quarter of the year. See below for a reconciliation of GAAP and non-GAAP EPS.

•

For the full year, the company generated a record cash flow from operations of $249 million, or 12.7 percent of sales, marking the 14th straight year that cash flow from operations exceeded net income.

•	At year-end, Wabtec’s multi-year backlog was a record $1.55 billion, 44 percent higher than at year-end 2010. Net debt at year-end was $109 million.

Also today, Wabtec issued 2012 guidance for earnings per diluted share of about $4.30, with revenues expected to increase about 10 percent for the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “By any measure, our company finished the year strong, and we are well positioned for another record performance in 2012. With our diversified business model, balanced growth strategies and rigorous application of the Wabtec Performance System, we will continue to drive Wabtec to take full advantage of its growth opportunities around the world.”

As previously disclosed, in the second quarter of this year Wabtec recorded the following special items: a charge of 25 cents per diluted share for a court ruling, a benefit of 3 cents per diluted share for an acquisition settlement, and a tax benefit of 3 cents per diluted share. Excluding these items, the company’s 2011 non-GAAP EPS was $3.70. We believe this non-GAAP measure provides useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec’s reported results prepared in accordance with GAAP.

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and industrial markets. This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2011	Fourth Quarter 2010	For the Year Ended 2011	For the Year Ended 2010

Net sales	$534,639	$393,241	$1,967,637	$1,507,012
Cost of sales	(387,305)	(275,253)	(1,397,213)	(1,057,934)

Gross profit	147,334	117,988	570,424	449,078
Gross profit as a % of Net Sales	27.6%	30.0%	29.0%	29.8%

Selling, general and administrative expenses	(61,099)	(53,414)	(247,534)	(195,892)
Engineering expenses	(9,279)	(9,721)	(37,193)	(40,203)
Amortization expense	(4,447)	(3,504)	(14,996)	(10,173)

Total operating expenses	(74,825)	(66,639)	(299,723)	(246,268)
Operating expenses as a % of Net Sales	14.0%	16.9%	15.2%	16.3%

Income from operations	72,509	51,349	270,701	202,810
Income from operations as a % of Net Sales	13.6%	13.1%	13.8%	13.5%

Interest (expense) income, net	(3,766)	(3,923)	(15,007)	(15,923)
Other income (expense), net	1,099	366	(380)	(60)

Income from operations before income taxes	69,842	47,792	255,314	186,827

Income tax expense	(23,579)	(16,812)	(85,165)	(63,728)

Effective tax rate	33.8%	35.2%	33.4%	34.1%

Net income attributable to Wabtec shareholders	$46,263	$30,980	$170,149	$123,099

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.96	$0.64	$3.54	$2.57

Diluted
Net income attributable to Wabtec shareholders	$0.96	$0.64	$3.51	$2.56

Weighted average shares outstanding
Basic	47,690	47,683	47,820	47,597

Diluted	48,268	48,143	48,329	48,005

Sales by Segment
Freight Group	$349,330	$220,820	$1,210,059	$784,504
Transit Group	185,309	172,421	$757,578	$722,508

Total	$534,639	$393,241	$1,967,637	$1,507,012